Exhibit 99.1

KAMAN CORPORATION ANNOUNCES PROPOSED OFFERING OF $75 MILLION OF

CONVERTIBLE SENIOR NOTES

BLOOMFIELD, Connecticut (November 15, 2010) – (NASDAQ-GS:KAMN) Kaman Corporation (“Kaman”) announced today its intention to offer $75,000,000 aggregate principal amount of convertible senior notes due 2017 (the “Convertible Notes”) in a private placement solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), subject to market and other conditions. Kaman also expects to grant the initial purchasers of the Convertible Notes a 13-day option to purchase up to an additional $11,250,000 aggregate principal amount of Convertible Notes.

Kaman intends to use a portion of the net proceeds from this offering to pay the cost of the convertible note hedge transactions described below (after such cost is partially offset by the proceeds to Kaman from the warrant transactions). Kaman intends to use the remainder of the net proceeds to pay down borrowings under its existing revolving credit agreement, and for general corporate purposes, including future acquisitions and/or potential pension contributions.

In connection with this offering, Kaman intends to enter into one or more convertible note hedge transactions with counterparties that may include one or more of the initial purchasers (and/or their respective affiliates) (the “counterparties”). These transactions are expected to reduce the potential dilution upon conversion of the Convertible Notes. Kaman also intends to enter into one or more warrant transactions with the counterparties. The warrant transactions could have a dilutive effect on Kaman’s earnings per share to the extent that the market price of its common stock during the measurement period at maturity of the warrants exceeds the strike price of the warrants.

In connection with establishing their initial hedge of the convertible note hedge transactions and warrant transactions, the counterparties or their respective affiliates may enter into various derivative transactions with respect to Kaman’s common stock concurrently with, or shortly after, the pricing of the Convertible Notes. These activities could have the effect of increasing or preventing a decline in the value of Kaman’s common stock concurrently with or following the pricing of the Convertible Notes.

The Convertible Notes and the shares of Kaman’s common stock issuable upon conversion of the Convertible Notes are not being registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets. The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters. The company distributes industrial parts, and operates more than 200 customer service centers and five distribution centers across North America. Kaman offers more than 3.5 million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry. Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

Forward-Looking Statements

This release contains forward-looking information relating to the company’s business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; 5) risks associated with successful implementation and ramp up of significant new programs; 6) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; 7) management’s success in increasing the volume of profitable work at the Wichita facility; 8) successful resale of the SH-2G(I) aircraft, equipment and spare parts; 9) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 10) satisfactory resolution of the company’s litigation relating to the FMU-143 program; 11) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory; 12) cost estimates associated with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; 13) profitable integration of acquired businesses into the company’s operations; 14) changes in supplier sales or vendor incentive policies; 15) the effects of price increases or decreases; 16) the effects of pension regulations, pension plan assumptions and future contributions; 17) future levels of indebtedness and capital expenditures; 18) continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; 19) the effects of currency exchange rates and foreign competition on future operations; 20) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; 21) future repurchases and/or issuances of common stock; and 22) other risks and uncertainties set forth in the company’s annual, quarterly and current reports, proxy statements and other filings with the U.S. Securities and Exchange Commission. Any forward-looking information provided in this release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.

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Contact:

Eric Remington

VP, Investor Relations

(860) 243-6334

eric.remington@kaman.com